EXHIBIT 99.a


                   LOUIS V. ARONSON REJECTS OFFER TO PURCHASE

                          HIS RONSON CORPORATION STOCK


         Somerset, N.J., August 17, 1998 - Ronson Corporation (Nasdaq SmallCap RONC; OTC Bulletin Board RONCP)

         Louis V. Aronson II, President of Ronson Corporation rejected the offer announced today by Steel Partners II, L.P. to purchase all of his stock in Ronson Corporation, representing more than 20% of the outstanding stock. "I cannot think of a greater disservice I could do to our stockholders than to turn control over to Mr. Lichtenstein and his group," Mr. Aronson stated. "While Mr. Lichtenstein might claim to be acting in the best interests of Ronson stockholders, his record belies that claim."

         "Mr. Lichtenstein continues to misrepresent Ronson's stock performance," Mr. Aronson continued. As reported in the Company's Annual Report issued recently, Ronson stock outperformed both the NASDAQ and Russell 2000 Indexes over the past five years.

         Mr. Lichtenstein's offer to purchase at a price over the current market suggests that he recognizes the future value of Ronson Corporation stock. Mr. Aronson added, "So do I."

         The Annual Report pointed out that an investment of $100 in Ronson Common Stock on December 31, 1992, would have been worth $683 at the end of 1997. Extending the period to June 30, 1998, the value of the investment would increase to $1,025. "I seriously doubt that any of the companies taken over by Mr. Lichtenstein and his group of `corporate vultures' can match that performance," Mr. Aronson pointed out.